FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663

KAISER FEDERAL FINANCIAL GROUP, INC. ANNOUNCES INCREASE IN YEAR END EARNINGS

Covina, CA – July 28, 2011. Kaiser Federal Financial Group, Inc. (the “Company”) (Nasdaq: KFFG), the holding company for Kaiser Federal Bank (the “Bank”), reported net income of $8.8 million, or $0.95 per diluted share for the year ended June 30, 2011.  This compares to net income of $3.3 million, or $0.35 per diluted share for the year ended June 30, 2010.  The significant increase in earnings was primarily a result of the decline in the provision for loan losses and improvement in the net interest margin.

“The continued improvements in the Bank’s asset quality trends and continued net interest margin expansion have produced another healthy quarter of earnings to finish our fiscal year on a strong note,” said Dustin Luton, President and Chief Executive Officer of Kaiser Federal Financial Group.   Luton continued, “These trends coupled with the added capital resulting from the second-step stock offering have provided the Company with the solid base needed to execute on our strategic initiatives to ensure continued financial success.”

During the year, the Bank experienced marked improvement in delinquent loans.  Delinquent loans 60 days or more totaled $10.5 million, or 1.48% of total loans at June 30, 2011 as compared to $17.6 million, or 2.28% of total loans at June 30, 2010.   Non-performing assets totaled $27.2 million, or 3.18% of total assets at June 30, 2011 as compared to $32.8 million, or 3.79% of total assets at June 30, 2010. These declines were primarily a result of improvement in one-to-four family loan delinquencies due to homes sold by borrowers through negotiated short sales and loans foreclosed on by the Bank.  The increased short sale and foreclosure activity has allowed the Bank to charge-off previously identified specific reserves. As a result, our net charge-off ratio increased to 0.39% for the year ended June 30, 2011 as compared to 0.15% for last year.

Provision for loan losses decreased to $950,000 for the year ended June 30, 2011 compared to $9.9 million for the year ended June 30, 2010. The decline in the provision was primarily a result of the improvement in delinquent loans, non-performing assets and the reduction in the size of the Bank’s gross loans receivable.  The provision reflected management’s continuing assessment of the credit quality of the Company’s loan portfolio, which is affected by various trends, including current economic conditions.  The allowance for loan losses to non-performing loans was 43.06% at June 30, 2011 as compared to 42.32% at June 30, 2010.

Net interest income increased $2.7 million, or 10.10% to $29.6 million for the year ended June 30, 2011 as compared to $26.9 million for the year ended June 30, 2010 due to the increase in net interest margin.  Net interest margin increased to 3.54% for the year ended June 30, 2011 from 3.18% for the year ended June 30, 2010. The increase in the net interest margin reflected a significant reduction in the cost of funds as a result of the low interest rate environment and repayment of $77.0 million in higher costing Federal Home Loan Bank advances during the past twelve months.

Total assets decreased to $856.4 million at June 30, 2011 from $866.8 million at June 30, 2010 due primarily to a decrease in loans receivable partially offset by an increase in cash and cash equivalents and securities available-for-sale.  The increase in cash and cash equivalents and securities available-for-sale was a result of the deployment of $59.1 million in net proceeds from the second-step stock offering.   Loans receivable declined $61.4 million to $696.6 million at June 30, 2011 as compared to $758.0 million at June 30, 2010.  The decline in loans receivable was primarily due to the overall decline in demand for mortgages as volume has dropped in our market area.

Total stockholders’ equity, represented 18.38% of total assets and increased to $157.4 million at June 30, 2011 from $94.7 million at June 30, 2010 due primarily to the completion of the second-step stock offering during the second fiscal quarter.  Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Kaiser Federal Bank’s market area; adverse changes in general economic conditions, either nationally or in Kaiser Federal Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
June 30, 2011
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	June 30, 2011	June 30, 2010
Total assets	$856,439	$866,802
Gross loans receivable	708,013	771,294
Allowance for loan losses	(11,367)	(13,309)
Cash and cash equivalents	89,654	39,560
Securities available-for-sale, at fair value	16,038	2,290
Total deposits	634,709	630,694
Borrowings	60,000	137,000
Total stockholders’ equity	$157,399	$94,705

Asset Quality Ratios:
Equity to total assets	18.38%	10.93%
Delinquent loans 60 days or more to total loans	1.48%	2.28%
Non-performing loans to total loans	3.73%	4.08%
Non-performing assets to total assets	3.18%	3.79%
Net charge-offs to average loans outstanding	0.39%	0.15%
Allowance for loan losses to total loans	1.61%	1.73%
Allowance for loan losses to non-performing loans	43.06%	42.32%

	Twelve Months Ended June 30,
Selected Operating Data and Ratios:	2011	2010
Interest income	$43,586	$45,014
Interest expense	(13,940)	(18,088)
Net interest income	29,646	26,926
Provision for loan losses	(950)	(9,867)
Net interest income after provision for loan losses	28,696	17,059
Noninterest income	4,478	4,689
Noninterest expense	(19,541)	(17,022)
Income before income tax expense	13,633	4,726
Income tax expense	(4,880)	(1,386)
Net income	$8,753	$3,340

Net income per share – basic and diluted	$0.95	$0.35
Return on average assets	1.00%	0.38%
Return on average equity	6.62%	3.58%
Net interest margin	3.54%	3.18%
Efficiency ratio	57.26%	53.84%

KAISER FEDERAL FINANCIAL GROUP, INC.
Selected Financial Data and Ratios (Unaudited)
June 30, 2011
(Dollars in thousands)

	At June 30,	At June 30,
Non-accrual loans:	2011	2010
Real estate loans:
One-to-four family	$9,513	$15,561
Multi-family residential	1,757	2,786
Commercial	2,252	—
Other loans:
Automobile	—	—
Home equity	—	63
Other	5	4
Troubled debt restructurings:
One-to-four family	8,872	9,193
Multi-family residential	1,332	1,179
Commercial	2,665	2,665
Total non-accrual loans	26,396	31,451

Real estate owned and repossessed assets:
Real estate:
One-to-four family	828	1,373
Multi-family residential	—	—
Commercial	—	—
Other:
Automobile	10	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	838	1,373
Total non-performing assets	$27,234	$32,824

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At June 30, 2011
Real estate loans:
One-to-four family	2	$1,043	17	$6,583	19	$7,626
Multi-family residential	1	457	1	1,757	2	2,214
Commercial	—	—	1	637	1	637
Other loans:
Automobile	1	6	—	—	1	6
Home equity	—	—	—	—	—	—
Other	1	3	3	5	4	8
Total loans	5	$1,509	22	$8,982	27	$10,491

At June 30, 2010
Real estate loans:
One-to-four family	3	$1,297	33	$13,373	36	$14,670
Multi-family residential	—	—	2	2,786	2	2,786
Commercial	—	—	—	—	—	—
Other loans:
Automobile	4	35	—	—	4	35
Home equity	—	—	1	63	1	63
Other	—	—	2	4	2	4
Total loans	7	$1,332	38	$16,226	45	$17,558